Exhibit 3.2

STATE OF DELAWARE

CERTIFICATE OF CONVERSION

FROM A DELAWARE CORPORATION

TO A NON-DELAWARE ENTITY

PURSUANT TO SECTION 266 OF

THE DELAWARE GENERAL CORPORATION LAW

1.	The name of the Delaware corporation is Game Your Game, Inc.

(If changed, the name under which it’s Certificate of Incorporation was originally filed: )

2.	The date of filing of its original Certificate of Incorporation with the Delaware Secretary of State is December 5, 2016.

3.	The jurisdiction to which the corporation shall convert is (list jurisdiction) Nevada and the name under which the entity shall be known is Game Your Game, Inc.

4.	The conversion has been approved in accordance with Section 266 of the Delaware General Corporation Law.

5.	The corporation agrees that it may be served with process in the State of Delaware in any action, suit or proceeding for enforcement of any obligation of the corporation arising while it was a corporation of the State of Delaware, as well as for enforcement of any obligation of such other entity arising from the conversion, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to Section 262 of Title 8, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such action, suit or proceeding.

6.	The address to which a copy of the process shall be mailed by the Secretary of State is 405 Waverly Street, Palo Alto, CA 94301

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 30th day of March, A.D. 2026.

By:	/s/ Nadir Ali
Authorized Officer

Name:	Nadir Ali
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